FOR IMMEDIATE RELEASE

CONTACTS:             James G. Rakes, President & CEO          (540) 951-6236
                      Marilyn B. Buhyoff, Sr. V.P. & Counsel   (540) 951-6331

                         THE NATIONAL BANK OF BLACKSBURG
                       TO ACQUIRE COMMUNITY NATIONAL BANK
                                   IN PULASKI

BLACKSBURG, VA, February 3, 2004: The National Bank of Blacksburg (NBB), headquartered in Blacksburg, Virginia, today announced that it has reached agreement with The South Financial Group of Greenville, South Carolina, to purchase substantially all of the assets and assume certain liabilities of Community National Bank located in Pulaski, Virginia. Community National Bank now operates one office in Pulaski, and The National Bank currently has 14 branch offices, including two in Pulaski County.

Under the terms of the agreement, The National Bank of Blacksburg will purchase Community National Bank's assets, including loans, and will assume deposits that totaled approximately $53.0 million at December 31, 2003. At December 31, Community National Bank had approximately $67.8 million in assets. The transaction, which is subject to regulatory approval, is expected to be completed in the first half of 2004. Details of the purchase were not disclosed. Community National Bank was founded in Pulaski in 1994.

In making today's announcement, Jim Rakes, President and CEO of the National Bank of Blacksburg, said "We look forward to welcoming Community National Bank's customers to NBB and adding another great banking facility in Pulaski. We share the same banking philosophy with Community National Bank. Our bank has been a part of Virginia's New River Valley since 1891, and we are committed to offering a full range of financial services, with the personal service that local bankers offer. We are anxious to acquaint more of our neighbors in Pulaski with NBB's style of friendly community banking." Rakes added, "We hope that Community National Bank's customers will appreciate the advantages that NBB's size will offer them. They will soon enjoy the convenience of having an office near where they live, work and shop, as well as access to their accounts 24 hours each day with Internet Banking and TeleBanc."

The National Bank of Blacksburg is an affiliate of National Bankshares, Inc., which is also the parent company of Bank of Tazewell County of Tazewell, Virginia. Together the two banks operate 24 offices throughout Southwest Virginia. National Bankshares, Inc. owns a non-bank financial services subsidiary doing business in the same market as National Bankshares Investment Services and National Bankshares Insurance Services. National Bankshares, Inc. stock is traded on the Nasdaq Stock Market under the symbol "NKSH". Additional information is available on the company's web site at www.nationalbankshares.com.